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Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Year Ended December 31, 2011 Results

▪
Net income attributable to common stock for fourth-quarter 2011 was $640 million, $0.67 per share, compared with net income of $1.5 billion, $1.63 per share, for fourth-quarter 2010. Net income attributable to common stock for the year 2011 was $4.6 billion, $4.78 per share, compared with $4.3 billion, $4.57 per share, for the year 2010.

▪
Consolidated sales from mines for fourth-quarter 2011 totaled 823 million pounds of copper, 133 thousand ounces of gold and 19 million pounds of molybdenum, compared with 941 million pounds of copper, 590 thousand ounces of gold and 17 million pounds of molybdenum for fourth-quarter 2010. Consolidated sales for the year 2011 totaled 3.7 billion pounds of copper, 1.4 million ounces of gold and 79 million pounds of molybdenum, compared with 3.9 billion pounds of copper, 1.9 million ounces of gold and 67 million pounds of molybdenum for the year 2010.

▪
Consolidated sales from mines for the year 2012 are expected to approximate 3.8 billion pounds of copper, 1.2 million ounces of gold and 80 million pounds of molybdenum, including 875 million pounds of copper, 425 thousand ounces of gold and 20 million pounds of molybdenum for first-quarter 2012.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $1.57 per pound of copper for fourth-quarter 2011, compared with $0.53 per pound for fourth-quarter 2010, and $1.01 per pound for the year 2011, compared with $0.79 per pound for the year 2010. Based on current sales volume and cost estimates and assuming average prices of $1,600 per ounce for gold and $13 per pound for molybdenum, consolidated unit net cash costs (net of by-product credits) are estimated to average $1.38 per pound of copper for the year 2012.

▪
Operating cash flows totaled $746 million for fourth-quarter 2011 and $6.6 billion for the year 2011, compared with $2.1 billion for fourth-quarter 2010 and $6.3 billion for the year 2010. Based on current sales volume and cost estimates and assuming average prices of $3.50 per pound for copper, $1,600 per ounce for gold and $13 per pound for molybdenum, operating cash flows are estimated to approximate $4.7 billion for the year 2012.

▪
Capital expenditures totaled $785 million for fourth-quarter 2011 and $2.5 billion for the year 2011, compared with $535 million for fourth-quarter 2010 and $1.4 billion for the year 2010. Capital expenditures are expected to approximate $4.0 billion for the year 2012, including $2.4 billion for major projects and $1.6 billion for sustaining capital.

▪
At December 31, 2011, total debt approximated $3.5 billion and consolidated cash approximated $4.8 billion. During the year 2011, FCX repaid $1.2 billion in debt and paid common stock dividends totaling $1.4 billion ($1.50 per common share).

▪
FCX's preliminary estimate of consolidated recoverable proven and probable reserves at December 31, 2011, totaled 119.7 billion pounds of copper, 33.9 million ounces of gold and 3.42 billion pounds of molybdenum.

Freeport-McMoRan Copper & Gold                             1

PHOENIX, AZ, January 19, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2011 net income attributable to common stock of $640 million, $0.67 per share, compared with $1.5 billion, $1.63 per share, for fourth-quarter 2010. For the year 2011, FCX reported net income attributable to common stock of $4.6 billion, $4.78 per share, compared with $4.3 billion, $4.57 per share, for the year 2010.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, "FCX's fourth-quarter results reflect strong operating performance in the Americas and in Africa, and were unfavorably impacted by disruptions at our Grasberg operations in Indonesia. Despite the fourth-quarter disruptions, we achieved record financial results in 2011. We are pleased to have reached agreement with the union at the Grasberg mine and with the accomplishments of our team in completing pipeline repairs. We are taking steps to restore full operations. We are continuing to advance our growth projects which are expected to result in meaningful increases to copper and molybdenum production in future periods. Our exploration programs continue to identify opportunities to grow our reserve base. We ended the year with significantly more cash than debt and have a positive outlook for the future prospects of our business."

SUMMARY FINANCIAL AND MINING OPERATING DATA

	Three Months Ended				Years Ended
	December 31,				December 31,
	2011		2010		2011		2010
Financial Data (in millions, except per share amounts)
Revenues[a]	$4,162		$5,603		$20,880		$18,982
Operating income[b]	$1,297	[c]	$3,097		$9,140	[c]	$9,068
Net income attributable to common stock	$640	[c]	$1,549	[d]	$4,560	[c,d,e]	$4,273	[d]
Diluted net income per share of common stock	$0.67	[c]	$1.63	[d,f]	$4.78	[c,d,e]	$4.57	[d,f]
Diluted weighted-average common shares outstanding	953		953	[f]	955		949	[f]
Operating cash flows	$746	[g]	$2,055	[g]	$6,620	[g]	$6,273	[g]
Capital expenditures	$785		$535		$2,534		$1,412

Mining Operating Data
Copper (millions of recoverable pounds)
Production	823		1,007		3,691		3,908
Sales, excluding purchases	823		941		3,698		3,896
Average realized price per pound	$3.42		$4.18		$3.86		$3.59
Site production and delivery costs per pound[h]	$1.96	[c]	$1.46		$1.72	[c]	$1.40
Unit net cash costs per pound[h]	$1.57	[c]	$0.53		$1.01	[c]	$0.79
Gold (thousands of recoverable ounces)
Production	181		629		1,383		1,886
Sales, excluding purchases	133		590		1,378		1,863
Average realized price per ounce	$1,656		$1,398		$1,583		$1,271
Molybdenum (millions of recoverable pounds)
Production	18		19		83		72
Sales, excluding purchases	19		17		79		67
Average realized price per pound	$15.08		$16.60		$16.98		$16.47

a.	Includes the impact of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (refer to discussion on page IV).

b.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Refer to the "Consolidated Statements of Income" on page IV for a summary of net impacts from changes in these deferrals.

c.
Includes charges totaling $116 million ($50 million to net income attributable to common stock or $0.05 per share) for fourth-quarter 2011 and the year 2011 primarily associated with signing bonuses for new labor agreements and other employee costs at PT Freeport Indonesia, Cerro Verde and El Abra. These charges impacted FCX's consolidated unit costs by $0.14

Freeport-McMoRan Copper & Gold                             2

per pound of copper for fourth-quarter 2011 and $0.03 per pound of copper for the year 2011.

d.
Includes net losses on early extinguishment of debt totaling $3 million (less than $0.01 per share) in fourth-quarter 2010, $60 million ($0.06 per share) for the year 2011, and $71 million ($0.07 per share) for the year 2010.

e.
Includes additional taxes of $49 million ($0.05 per share) for the year 2011 associated with Peru's new mining tax and royalty regime. For further discussion refer to the supplemental schedule, "Provision for Income Taxes," on page XXVI, which is available on FCX's website, "www.fcx.com."

f.	Amounts have been adjusted to reflect the February 1, 2011, two-for-one stock split.

g.	Includes working capital uses of $335 million for fourth-quarter 2011, $305 million for fourth-quarter 2010, $461 million for the year 2011 and $834 million for the year 2010.

h.
Reflects per pound weighted-average site production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, excluding net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

OPERATIONS
Consolidated. Fourth-quarter 2011 consolidated copper sales of 823 million pounds of copper and 133 thousand ounces of gold were lower than October 2011 estimates of 915 million pounds of copper and 305 thousand ounces of gold and the fourth-quarter 2010 sales of 941 million pounds of copper and 590 thousand ounces of gold, primarily because of labor disruptions and the temporary suspension of milling operations at PT Freeport Indonesia as a result of damage to the concentrate and fuel pipelines. Copper and gold sales were higher than the revised December 2011 estimates of 800 million pounds of copper and 105 thousand ounces of gold, primarily because of higher Grasberg production and timing of shipments, principally in North America. The estimated impact of the labor and pipeline disruptions, net to PT Freeport Indonesia, totaled 165 million pounds of copper and 170 thousand ounces of gold for fourth-quarter 2011, and 235 million pounds of copper and 275 thousand ounces of gold for the year 2011.
Fourth-quarter 2011 consolidated molybdenum sales of 19 million pounds were higher than the October 2011 estimate of 18 million pounds and fourth-quarter 2010 sales of 17 million pounds.
PT Freeport Indonesia's milling operations were temporarily suspended during fourth-quarter 2011 because of damage to concentrate and fuel pipelines resulting from civil unrest that occurred during the course of the strike. The financial terms of a new two-year labor agreement for PT Freeport Indonesia were reached in mid-December 2011. Repairs to the damaged pipelines are substantially complete and PT Freeport Indonesia has begun ramping up production. PT Freeport Indonesia is working cooperatively with the Government of Indonesia to address security issues. Maintaining security is a requirement of returning to normal operations. Mobilization of the workforce is in progress and full operations are expected to be restored during first-quarter 2012.
Consolidated sales from mines for the year 2012 are expected to approximate 3.8 billion pounds of copper, 1.2 million ounces of gold and 80 million pounds of molybdenum, including 875 million pounds of copper, 425 thousand ounces of gold and 20 million pounds of molybdenum in first-quarter 2012. FCX's projected 2012 copper sales volumes are expected to be higher, compared to 2011, primarily because of higher production from North America and Indonesia, partly offset by slightly lower production in South America. Gold sales in 2012 are projected to be lower than 2011 sales because of mine sequencing in Indonesia. Molybdenum sales in 2012 are expected to be similar to 2011, with higher production from primary molybdenum mines offset by lower production from FCX's North and South America copper mines. The achievement of projected 2012 sales volumes depends on a number of factors, including the timing of restoring normal operations at Grasberg following the extended disruption.
As anticipated, consolidated average unit net cash costs (net of by-product credits) of $1.57 per pound of copper in fourth-quarter 2011 were higher than unit net cash costs of $0.53 per pound in fourth-quarter 2010 primarily because of lower copper and gold volumes in Indonesia. Fourth-quarter 2011 consolidated unit net cash costs include $116 million ($0.14 per pound) primarily related to signing bonuses for new labor agreements and other employee costs in Indonesia and South America. Higher unit net cash costs also reflected higher mining and input costs in North and South America.
Assuming average prices of $1,600 per ounce of gold and $13 per pound of molybdenum and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mining operations are expected to average approximately $1.38 per pound of copper for the year 2012. Consolidated unit net cash costs for 2012 are expected to be higher than in 2011 because of higher site production

Freeport-McMoRan Copper & Gold                             3

and delivery costs associated with labor, energy and other inputs, and lower by-product credits, partly offset by higher copper volumes. Quarterly unit net cash costs vary with fluctuations in sales volumes and average realized prices for gold and molybdenum. The impact of price changes on consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.02 per pound for each $2 per pound change in the average price of molybdenum.

North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Tyrone and Chino in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method. In addition to copper, certain of FCX's North America copper mines (primarily Sierrita, Bagdad and Morenci) also produce molybdenum concentrates.
Operating and Development Activities. During 2010, FCX initiated plans to increase production at its North America copper mines, which had been curtailed in late 2008 because of weak market conditions. Projects included restarting milling operations and increasing mining rates at Morenci and Chino, and restarting the Miami mine. The project at Morenci is complete with an incremental impact of 125 million pounds of copper per year, and the ramp-up activities at Miami and Chino are continuing. Production at Miami totaled 66 million pounds of copper in 2011 and is expected to be similar in 2012. Production at Chino, which produced 69 million pounds of copper in 2011, is expected to increase to approximately 200 million pounds of copper per year by 2014.
FCX also has a number of opportunities to invest in additional production capacity at several of its North America copper mines. Positive exploration results in recent years indicate the potential for additional sulfide development in North America.
At Morenci, FCX is advancing a feasibility study to expand mining and milling capacity to process additional sulfide ores identified through positive exploratory drilling. This project, which would require significant investment, would increase milling rates from the current level of 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day and target incremental annual copper production of approximately 225 million pounds within a three-year timeframe. Completion of the feasibility study is expected in the first half of 2012.
Operating Data. Following is summary consolidated operating data for the North America copper mines for the fourth quarters and years ended 2011 and 2010:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Copper (millions of recoverable pounds)
Production	341	281	1,258	1,067
Sales, excluding purchases	333	238	1,247	1,085
Average realized price per pound	$3.44	$3.93	$3.99	$3.42

Molybdenum (millions of recoverable pounds)
Production[a]	8	7	35	25

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.73	$1.65	$1.78	$1.50
By-product credits, primarily molybdenum	(0.37)	(0.44)	(0.48)	(0.35)
Treatment charges	0.12	0.12	0.11	0.09
Unit net cash costs[b]	$1.48	$1.33	$1.41	$1.24

a.	Reflects molybdenum production from certain of the North America copper mines. Sales of molybdenum are reflected in the Molybdenum division (refer to page 10).

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

Freeport-McMoRan Copper & Gold                             4

Consolidated copper sales volumes from North America of 333 million pounds in fourth-quarter 2011 were higher than fourth-quarter 2010 sales of 238 million pounds primarily reflecting increased mining rates and timing of shipments.
FCX expects sales from the North America copper mines to approximate 1.3 billion pounds of copper for the year 2012, compared with 1.2 billion pounds of copper in 2011.
As anticipated, average unit net cash costs (net of by-product credits) for the North America copper mines of $1.48 per pound of copper in fourth-quarter 2011 were higher than unit net cash costs of $1.33 per pound in fourth-quarter 2010, primarily reflecting higher site production and delivery costs associated with increased mining and milling activities and higher input costs. Higher unit net cash costs also reflected lower molybdenum credits.
FCX estimates that average unit net cash costs (net of by-product credits) for the North America copper mines would approximate $1.67 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average molybdenum price of $13 per pound. North America's average unit net cash costs for 2012 would change by approximately $0.04 per pound for each $2 per pound change in the average price of molybdenum. Higher projected unit net cash costs in 2012, compared to 2011, primarily reflect higher mining and milling rates and lower by-product credits associated with lower molybdenum grades and prices, partly offset by higher projected copper volumes.

South America Mining. FCX operates four copper mines in South America - Cerro Verde in Peru and El Abra, Candelaria and Ojos del Salado in Chile. FCX owns a 53.56 percent interest in Cerro Verde, a 51 percent interest in El Abra, and 80 percent of the Candelaria and Ojos del Salado mining complexes. All operations in South America are consolidated in FCX's financial statements. South America mining includes open-pit and underground mining. In addition to copper, the Cerro Verde mine produces molybdenum concentrates, and the Candelaria and Ojos del Salado mines produce gold and silver.
Operating and Development Activities. During 2011, FCX commenced production from El Abra's newly commissioned stacking and leaching facilities to transition from production of oxide to sulfide ores. Production from the sulfide ore approximates 300 million pounds of copper per year, replacing the depleting oxide copper production. The aggregate capital investment for this project is expected to total $725 million through 2015, including $580 million for the initial phase of the project that is expected to be completed in first-quarter 2012.
FCX is also engaged in pre-feasibility studies for a potential large-scale milling operation at El Abra to process additional sulfide material and to achieve higher recoveries. Positive exploration results at El Abra indicate the potential for a significant sulfide resource. Exploration activities are continuing.
At Cerro Verde, plans for a large-scale concentrator expansion continue to be advanced. The approximate $4.0 billion project would expand the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum beginning in 2016. An environmental impact assessment was filed in fourth-quarter 2011.

Freeport-McMoRan Copper & Gold                             5

Operating Data. Following is summary consolidated operating data for the South America mining operations for the fourth quarters and years ended 2011 and 2010:

	Three Months Ended			Years Ended
	December 31,			December 31,
	2011		2010	2011		2010
Copper (millions of recoverable pounds)
Production	337		347	1,306		1,354
Sales	357		340	1,322		1,335
Average realized price per pound	$3.45		$4.26	$3.77		$3.68

Gold (thousands of recoverable ounces)
Production	28		25	101		93
Sales	29		24	101		93
Average realized price per ounce	$1,626		$1,394	$1,580		$1,263

Molybdenum (millions of recoverable pounds)
Production[a]	2		2	10		7

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.56	[b]	$1.26	$1.38	[b]	$1.21
By-product credits	(0.27)		(0.27)	(0.35)		(0.21)
Treatment charges	0.15		0.17	0.17		0.15
Unit net cash costs[c]	$1.44	[b]	$1.16	$1.20	[b]	$1.15

a.	Reflects molybdenum production from Cerro Verde. Sales of molybdenum are reflected in the Molybdenum division (refer to page 10).

b.
Includes impacts of $50 million ($0.14 per pound of copper for fourth-quarter 2011 and $0.04 per pound of copper for the year 2011) associated with signing bonuses paid at Cerro Verde and El Abra pursuant to the new labor agreements.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

Copper sales from South America mining of 357 million pounds in fourth-quarter 2011 were higher than fourth-quarter 2010 sales of 340 million pounds primarily reflecting higher production at El Abra and timing of shipments, partly offset by lower volumes at Cerro Verde.
In fourth-quarter 2011, there was an approximate two-month labor strike at Cerro Verde during the negotiation of a new labor agreement. The strike did not have a significant impact on production, and a new three-year agreement with the union was reached in late December 2011. Also during fourth-quarter 2011, El Abra negotiated a new four-year labor agreement with its union, which will replace the agreement scheduled to expire in July 2012.
FCX expects South America's sales to approximate 1.3 billion pounds of copper and 100 thousand ounces of gold for the year 2012, similar to 2011 sales of 1.3 billion pounds of copper and 101 thousand ounces of gold. Lower projected ore grades at Cerro Verde and Candelaria in 2012 are expected to be partly offset by higher production at El Abra.
Average unit net cash costs (net of by-product credits) for South America of $1.44 per pound of copper in fourth-quarter 2011 were higher than unit net cash costs of $1.16 per pound in fourth-quarter 2010, primarily reflecting higher site production and delivery costs associated with increased mining costs and the impact of the signing bonuses paid pursuant to new labor agreements.
FCX estimates that average unit net cash costs (net of by-product credits) for South America mining would approximate $1.41 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming average prices of $1,600 per ounce of gold and $13 per pound of molybdenum. Higher projected unit net cash costs in 2012, compared to 2011, primarily reflect increases in input costs, including labor and energy, lower by-product credits and slightly lower projected volumes.

Freeport-McMoRan Copper & Gold                             6

Indonesia Mining. Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia, FCX operates the world's largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.
Operating and Development Activities. FCX has several projects in process in the Grasberg minerals district, primarily related to the development of the large-scale, high-grade underground ore bodies located beneath and nearby the Grasberg open pit. In aggregate, these underground ore bodies are expected to ramp up to approximately 240,000 metric tons of ore per day following the currently anticipated transition from the Grasberg open pit in 2016.
The Deep Ore Zone (DOZ) mine, one of the world's largest underground mines, has been expanded to a capacity of 80,000 metric tons of ore per day and a feasibility study for the Deep Mill Level Zone (DMLZ) has been completed. The high-grade Big Gossan mine, which began producing in fourth-quarter 2010, is expected to reach full rates of 7,000 metric tons of ore per day by mid-2013. Substantial progress has been made in developing infrastructure and underground workings that will enable access to the underground ore bodies. Development of the terminal infrastructure and mine access for the Grasberg Block Cave and DMLZ ore bodies is in progress. Over the next five years, estimated aggregate capital spending is expected to average approximately $700 million ($550 million net to PT Freeport Indonesia) per year on underground development activities.
Operating Data. Following is summary consolidated operating data for the Indonesia mining operations for the fourth quarters and years ended 2011 and 2010:

	Three Months Ended			Years Ended
	December 31,			December 31,
	2011		2010	2011		2010
Copper (millions of recoverable pounds)
Production	68		309	846		1,222
Sales	50		295	846		1,214
Average realized price per pound	$3.31		$4.34	$3.85		$3.69

Gold (thousands of recoverable ounces)
Production	149		601	1,272		1,786
Sales	102		565	1,270		1,765
Average realized price per ounce	$1,664		$1,399	$1,583		$1,271

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$6.92	[a]	$1.55	$2.21	[a]	$1.53
Gold and silver credits	(3.72)		(2.81)	(2.47)		(1.92)
Treatment charges	0.22		0.19	0.19		0.22
Royalty on metals	0.15		0.16	0.16		0.13
Unit net cash costs (credits)[b]	$3.57	[a]	$(0.91)	$0.09	[a]	$(0.04)

a.	Includes impacts of $66 million ($1.30 per pound of copper for fourth-quarter 2011 and $0.08 per pound of copper for the year 2011) associated with signing bonuses and other strike-related costs.

b.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

Indonesia's fourth-quarter 2011 copper sales of 50 million pounds and gold sales of 102 thousand ounces were lower than fourth-quarter 2010 copper sales of 295 million pounds and gold sales of 565 thousand ounces, reflecting the impact of labor-related disruptions and the temporary suspension of milling operations because of damage to the concentrate and fuel pipelines.
The estimated impact of the labor and pipeline disruptions (net to PT Freeport Indonesia), including the eight-day work stoppage in July 2011, totaled 165 million pounds of copper and 170 thousand ounces of gold in fourth-quarter 2011, and 235 million pounds of copper and 275 thousand ounces of gold for the year 2011.

Freeport-McMoRan Copper & Gold                             7

In December 2011, PT Freeport Indonesia reached an agreement with union officials to end the three-month strike that commenced on September 15, 2011. Pursuant to the terms, PT Freeport Indonesia agreed to increase base wages by 24 percent in the first year and by 13 percent in the second year (equivalent to a 40 percent increase over two-years on a compounded basis). PT Freeport Indonesia also paid a bonus equivalent to three months of base wages and agreed to provide other benefits, including enhancements to housing allowances, educational assistance and retirement savings plans. The parties also agreed that future wage negotiations would be based on living costs and the competitiveness of wages within Indonesia.
FCX expects sales from Indonesia to approximate 930 million pounds of copper and 1.1 million ounces of gold for the year 2012, compared to 2011 sales of 846 million pounds of copper and 1.3 million ounces of gold. Gold sales in 2012 are projected to be lower than in 2011 because of mining in a lower grade section of the Grasberg mine in 2012. At the Grasberg mine, the sequencing of mining areas with varying ore grades also causes fluctuations in the timing of ore production resulting in varying quarterly and annual sales of copper and gold. The achievement of projected 2012 sales volumes depends on a number of factors, including the timing of restoring full operations at Grasberg following the extended disruption.
Unit net cash costs (including gold and silver credits) for Indonesia averaged $3.57 per pound of copper in fourth-quarter 2011, compared to a net credit of $0.91 per pound in fourth-quarter 2010, primarily reflecting lower copper and gold sales volumes and the impact of signing bonuses and other strike-related costs.
FCX estimates Indonesia's average unit net cash costs (net of gold and silver credits) would approximate $0.98 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average gold price of $1,600 per ounce. Indonesia's unit net cash costs for 2012 would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold. Higher projected unit net cash costs in 2012, compared to 2011, primarily reflect higher input costs, including labor and energy, and lower by-product credits, partly offset by higher projected copper volumes. Quarterly unit net cash costs are expected to vary significantly with variations in quarterly metal sales volumes.

Africa Mining. FCX currently holds an effective 57.75 percent interest in the Tenke Fungurume (Tenke) copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of Tenke. In addition to copper, the Tenke mine produces cobalt hydroxide. Tenke's operations are consolidated in FCX's financial statements. FCX's interest in Tenke will be reduced to 56 percent after receiving the required government approval of the modifications to Tenke Fungurume Mining's bylaws that reflect the agreement reached in December 2010 with the DRC government.
Operating and Development Activities. The milling facilities at Tenke, which were designed to produce at a rate of 8,000 metric tons of ore per day, continue to perform above capacity, with throughput averaging 11,900 metric tons of ore per day in fourth-quarter 2011 and 11,100 metric tons of ore per day for the year 2011. Mining rates have been increased to enable additional copper production from the initial project capacity of 250 million pounds per year to approximately 290 million pounds per year.
FCX is undertaking a second phase of the project, which would include optimizing the current plant and increasing capacity. As part of the second phase, FCX is expanding the mill rate to 14,000 metric tons of ore per day and is constructing related processing facilities that would target the addition of approximately 150 million pounds of copper per year. Construction activities for the approximate $850 million project, which includes mill upgrades, additional mining equipment, a new tankhouse and sulphuric acid plant expansion, are underway and are targeted for completion in 2013.
FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. These analyses are being incorporated in future plans to evaluate opportunities for expansion.

Freeport-McMoRan Copper & Gold                             8

Operating Data. Following is summary consolidated operating data for the Africa mining operations for the fourth quarters and years ended 2011 and 2010:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Copper (millions of recoverable pounds)
Production	77	70	281	265
Sales	83	68	283	262
Average realized price per pound[a]	$3.32	$4.05	$3.74	$3.45

Cobalt (millions of contained pounds)
Production	7	6	25	20
Sales	6	7	25	20
Average realized price per pound	$8.78	$10.46	$9.99	$10.95

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.58	$1.48	$1.57	$1.40
Cobalt credits[b]	(0.35)	(0.68)	(0.58)	(0.58)
Royalty on metals	0.07	0.09	0.08	0.08
Unit net cash costs[c]	$1.30	$0.89	$1.07	$0.90

a.	Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

Copper sales from Africa of 83 million pounds in fourth-quarter 2011 were higher than fourth-quarter 2010 copper sales of 68 million pounds primarily reflecting the timing of shipments and higher production.
FCX expects Africa's sales to approximate 290 million pounds of copper and 25 million pounds of cobalt for the year 2012, compared with 283 million pounds of copper and 25 million pounds of cobalt for the year 2011.
Unit net cash costs (net of cobalt credits) for Africa of $1.30 per pound of copper were higher than unit net cash costs of $0.89 per pound in fourth-quarter 2010, primarily reflecting higher site production and delivery costs related to higher input costs. Higher unit net cash costs also reflected lower cobalt credits.
FCX estimates Africa's average unit net cash costs would approximate $1.13 per pound of copper for the year 2012, based on current sales volume and cost estimates and assuming an average cobalt price of $12 per pound. Higher projected unit net cash costs in 2012, compared to 2011, primarily reflect lower cobalt credits, partly offset by higher projected copper volumes. Africa's unit net cash costs for 2012 would change by approximately $0.11 per pound for each $2 per pound change in the average price of cobalt.

Molybdenum. FCX is the world's largest producer of molybdenum. FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado, is developing the Climax molybdenum mine and sells molybdenum produced from its North and South America copper mines.
Development Activities. Construction activities at the Climax molybdenum mine are substantially complete, and FCX plans to commence production during 2012. Production from the Climax molybdenum mine is expected to ramp up to a rate of 20 million pounds per year during 2013 and, depending on market conditions, may be increased to 30 million pounds per year. FCX intends to operate the Climax and Henderson molybdenum mines in a flexible manner to meet market requirements. FCX believes that Climax is one of the most attractive primary molybdenum development projects in the world, with large-scale production capacity, attractive cash costs and future growth options. The costs of the initial phase of the project, most of which have been incurred, approximate $700 million.

Freeport-McMoRan Copper & Gold                             9

Operating Data. Following is summary consolidated operating data for the Molybdenum operations for the fourth quarters and years ended 2011 and 2010:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Molybdenum (millions of recoverable pounds)
Production[a]	8	10	38	40
Sales, excluding purchases[b]	19	17	79	67
Average realized price per pound	$15.08	$16.60	$16.98	$16.47

Unit net cash cost per pound of molybdenum[c]	$6.87	$6.36	$6.34	$5.90

a.	Reflects production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”

Consolidated molybdenum sales of 19 million pounds in fourth-quarter 2011 were higher than fourth-quarter 2010 sales of 17 million pounds.
For the year 2012, FCX expects molybdenum sales to approximate 80 million pounds (including production of approximately 40 million pounds from the North and South America copper mines), compared with 79 million pounds in 2011 (including production of 45 million pounds from the North and South America copper mines).
Unit net cash costs at the Henderson mine of $6.87 per pound of molybdenum in fourth-quarter 2011 were higher than unit net cash costs of $6.36 per pound in fourth-quarter 2010, primarily reflecting higher input costs, including labor and materials.
Based on current sales volume and cost estimates, FCX expects average unit net cash costs for the Henderson mine to approximate $7.00 per pound of molybdenum for the year 2012.

RECOVERABLE PROVEN AND PROBABLE RESERVES
FCX has significant reserves, resources and future development opportunities within its portfolio of assets. FCX's preliminary estimated consolidated recoverable proven and probable reserves at December 31, 2011, include 119.7 billion pounds of copper, 33.9 million ounces of gold and 3.42 billion pounds of molybdenum, which were determined using long-term average prices of $2.00 per pound for copper, $750 per ounce for gold and $10.00 per pound for molybdenum. FCX has added significant reserves in recent years and drilling activities conducted at its existing mines during 2011 indicated the potential for significant reserve additions in future periods.

	Preliminary Recoverable Proven and Probable Reserves[a]
	December 31, 2011
	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
North America	40.6	0.4	2.71
South America	39.1	1.3	0.71
Indonesia	31.6	32.2	—
Africa	8.4	—	—
Consolidated basis[b]	119.7	33.9	3.42

Net equity interest[c]	96.1	30.6	3.09

a.
Preliminary recoverable proven and probable reserves are estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable reserves are that part of a mineral deposit, which FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

b.	Consolidated basis reserves represent estimated metal quantities after reduction for joint venture partner interests at the

Freeport-McMoRan Copper & Gold                             10

Morenci mine in North America and the Grasberg minerals district in Indonesia. Excluded from the table above are FCX's estimated recoverable proven and probable reserves of 0.86 billion pounds for cobalt at Tenke Fungurume and 330.3 million ounces for silver in Indonesia, South America and North America.

c.
Net equity interest reserves represent estimated consolidated basis metal quantities further reduced for noncontrolling interest ownership. Excluded from the table above are FCX's estimated recoverable proven and probable reserves totaling 0.49 billion pounds for cobalt at Tenke Fungurume and 272.1 million ounces for silver in Indonesia, South America and North America.

The following table summarizes changes in FCX's estimated preliminary consolidated recoverable proven and probable copper, gold and molybdenum reserves during 2011:

	Copper	Gold	Molybdenum
	(billions of lbs)	(millions of ozs)	(billions of lbs)
Reserves at December 31, 2010	120.5	35.5	3.39
Net additions/revisions	2.9	(0.2)	0.11
Production	(3.7)	(1.4)	(0.08)
Reserves at December 31, 2011	119.7	33.9	3.42

At December 31, 2011, in addition to preliminary consolidated recoverable proven and probable reserves, FCX's preliminary estimated mineralized material (assessed using a long-term average copper price of $2.20 per pound for copper) totals 115 billion pounds of incremental contained copper. FCX continues to pursue aggressively opportunities to convert this mineralized material into reserves, future production volumes and cash flow.

EXPLORATION ACTIVITIES
FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large minerals districts where it currently operates. Favorable exploration results indicate opportunities for significant future potential reserve additions in North and South America and in the Tenke Fungurume minerals district. The drilling data in North America continue to indicate the potential for expanded sulfide production.
Exploration spending for the year 2012 is expected to approximate $275 million, compared with $221 million in 2011. Exploration activities will continue to focus primarily on the potential for future reserve additions in FCX's existing minerals districts.

PROVISIONAL PRICING AND OTHER
For the year 2011, 51 percent of FCX's mined copper was sold in concentrate, 26 percent as cathode and 23 percent as rod from North America operations. Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX's copper concentrate and cathode sales are provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future month (generally one to four months from the shipment date) primarily based on quoted London Metal Exchange (LME) monthly average spot prices. Because a significant portion of FCX's concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period. During fourth-quarter 2011, LME spot copper prices averaged $3.40 per pound, compared to FCX's recorded average price of $3.42 per pound.
At September 30, 2011, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 406 million pounds (net of intercompany sales and noncontrolling interests) recorded at an average of $3.18 per pound. Higher prices resulted in adjustments to these provisionally priced copper sales that favorably impacted fourth-quarter 2011 consolidated revenues by $125 million ($56 million to net income attributable to common stock or $0.06 per share), compared with adjustments to the September 30, 2010, provisionally priced copper sales that favorably impacted fourth-quarter 2010 consolidated revenues by $186 million ($79 million to net income attributable to common stock or $0.08 per share). Adjustments to the December 31, 2010, provisionally priced copper sales unfavorably impacted consolidated revenues by $12 million ($5 million to net income attributable to common stock or $0.01 per share) for the year 2011, compared with adjustments to the December 31, 2009, provisionally priced copper sales that unfavorably impacted consolidated revenues by $24

Freeport-McMoRan Copper & Gold                             11

million ($10 million to net income attributable to common stock or $0.01 per share) for the year 2010.
At December 31, 2011, FCX had provisionally priced copper sales at its copper mining operations, primarily South America and Indonesia, totaling 252 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average of $3.44 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the December 31, 2011, provisional price recorded would have an approximate $9 million effect on 2012 net income attributable to common stock. The LME spot copper price on January 18, 2012, was $3.70 per pound.
FCX defers recognizing profits on its sales from its Indonesia and South America mining operations to Atlantic Copper and on 25 percent of Indonesia's mining sales to PT Smelting (PT Freeport Indonesia's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. FCX's net deferred profits on its Indonesia and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $42 million at December 31, 2011. Refer to the "Consolidated Statements of Income" on page IV for a summary of net impacts from changes in these deferrals. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings. Additionally, as PT Freeport Indonesia's operations return to full operating rates, FCX expects to defer a significant amount of PT Freeport Indonesia's profit on intercompany sales until final sales to third parties occur.

CASH FLOWS
FCX generated operating cash flows of $746 million for fourth-quarter 2011 and $6.6 billion for the year 2011. These amounts are net of working capital uses of $335 million for fourth-quarter 2011 and $461 million for the year 2011.
Based on current sales volume and cost estimates and assuming average prices of $3.50 per pound of copper, $1,600 per ounce of gold and $13 per pound of molybdenum, FCX's consolidated operating cash flows are estimated to approximate $4.7 billion for the year 2012, net of working capital uses of $0.8 billion. The impact of price changes on operating cash flows would approximate $150 million for each $0.05 per pound change in the average price of copper, $50 million for each $50 per ounce change in the average price of gold and $90 million for each $2 per pound change in the average price of molybdenum.
Capital expenditures, including capitalized interest, totaled $785 million for fourth-quarter 2011 and $2.5 billion for the year 2011. FCX's capital expenditures are currently estimated to approximate $4.0 billion for the year 2012, including $2.4 billion for major projects and $1.6 billion for sustaining capital. Major projects for 2012 primarily include underground development activities at Grasberg, the expansion at Tenke Fungurume and the concentrator expansion at Cerro Verde. FCX is also considering additional investments at several of its sites. Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

CASH AND DEBT
At December 31, 2011, FCX had consolidated cash of $4.8 billion. Net of noncontrolling interests' share, taxes and other costs, cash available to the parent company totaled $3.9 billion as shown below (in billions):

December 31,
2011
Cash at domestic companies[a]	$2.4
Cash at international operations	2.4
Total consolidated cash and cash equivalents	4.8
Less: Noncontrolling interests' share	(0.8)
Cash, net of noncontrolling interests' share	4.0
Less: Withholding taxes and other	(0.1)
Net cash available	$3.9

a. Includes cash at FCX's parent company and North America operations.

Freeport-McMoRan Copper & Gold                             12

At December 31, 2011, FCX had $3.5 billion in debt. FCX had no borrowings and $44 million of letters of credit issued under its revolving credit facility resulting in total availability of $1.5 billion at December 31, 2011. Since January 1, 2009, FCX has repaid $3.8 billion in debt resulting in estimated annual interest savings of approximately $260 million based on current interest rates.
FCX does not have significant debt maturities in the near term (a total of $4 million through 2016); however, FCX may consider opportunities to prepay debt in advance of scheduled maturities. FCX has $3.0 billion in debt that is redeemable in whole or in part, at its option, at make-whole redemption prices prior to April 2012, and afterwards at stated redemption prices.

FINANCIAL POLICY
FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with attractive rates of return and returning cash to shareholders through common stock dividends and share purchases. In addition to FCX's current annual common stock dividend of $1.00 per share ($0.25 per share quarterly), on June 1, 2011, FCX paid a supplemental common stock dividend of $0.50 per share. For the year 2011, FCX paid common stock dividends of $1.4 billion, which includes $474 million for the supplemental dividend paid on June 1, 2011. FCX intends to continue to maintain a strong financial position, invest aggressively in attractive growth projects and provide cash returns to shareholders. The Board will continue to review FCX's financial policy on an ongoing basis.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's fourth-quarter 2011 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 17, 2012.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.
The company's portfolio of assets includes the Grasberg minerals district in Indonesia, significant mining operations in North and South America, and the Tenke Fungurume minerals district in the DRC. The Grasberg minerals district contains the largest single recoverable copper reserve and the largest single gold reserve of any mine in the world based on the latest available reserve data provided by third-party industry consultants. Additional information about FCX is available on FCX's website at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, exploration efforts and results, mine production and development plans, the impact of deferred intercompany profits on earnings, liquidity, other financial commitments and tax rates, the impact of copper, gold, molybdenum and cobalt price changes, reserve estimates, potential prepayments of debt, future dividend payments and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of FCX's Board of Directors (the Board) and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. This press release also includes forward-looking statements regarding mineralized material not included in reserves. The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.
FCX cautions readers that forward-looking statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, the resolution of administrative disputes in the Democratic Republic of Congo, weather- and climate-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC.

Freeport-McMoRan Copper & Gold                             13

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience or other changes, and we undertake no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as unit net cash (credits) costs per pound of copper and per pound of molybdenum. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX's website, “www.fcx.com.”
# # #

Freeport-McMoRan Copper & Gold                             14

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended December 31,
	Production			Sales
COPPER (millions of recoverable pounds)	2011		2010	2011	2010
(FCX's net interest in %)
North America
Morenci (85%)[a]	131		116	132	98
Bagdad (100%)	49		55	49	45
Safford (100%)	50		35	45	30
Sierrita (100%)	46		36	46	32
Miami (100%)	20		8	19	6
Tyrone (100%)	20		21	19	18
Chino (100%)	24		9	22	8
Other (100%)	1		1	1	1
Total North America	341		281	333	238

South America
Cerro Verde (53.56%)	145		172	154	169
El Abra (51%)	88		76	93	77
Candelaria/Ojos del Salado (80%)	104		99	110	94
Total South America	337		347	357	340

Indonesia
Grasberg (90.64%)[b]	68		309	50	295

Africa
Tenke Fungurume (57.75%)	77		70	83	68

Consolidated	823		1,007	823	941
Less noncontrolling interests	170		195	179	192
Net	653		812	644	749

Consolidated sales from mines				823	941
Purchased copper				38	39
Total copper sales, including purchases				861	980

Average realized price per pound				$3.42	$4.18

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	4		3	2	1
South America (80%)	28		25	29	24
Indonesia (90.64%)[b]	149		601	102	565
Consolidated	181		629	133	590
Less noncontrolling interests	20		62	15	58
Net	161		567	118	532

Consolidated sales from mines				133	590
Purchased gold				—	—
Total gold sales, including purchases				133	590

Average realized price per ounce				$1,656	$1,398

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	8		10	N/A	N/A
North America (100%)	8	[a]	7	N/A	N/A
Cerro Verde (53.56%)	2		2	N/A	N/A
Consolidated	18		19	19	17
Less noncontrolling interests	1		1	1	1
Net	17		18	18	16

Consolidated sales from mines				19	17
Purchased molybdenum				—	—
Total molybdenum sales, including purchases				19	17

Average realized price per pound				$15.08	$16.60

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (57.75%)	7		6	6	7
Less noncontrolling interests	3		2	2	3
Net	4		4	4	4

Average realized price per pound				$8.78	$10.46

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Years Ended December 31,
	Production			Sales
COPPER (millions of recoverable pounds)	2011		2010	2011	2010
(FCX's net interest in %)
North America
Morenci (85%)[a]	522		437	521	434
Bagdad (100%)	194		203	201	206
Safford (100%)	151		143	147	155
Sierrita (100%)	177		147	175	152
Miami (100%)	66		18	59	17
Tyrone (100%)	76		82	79	83
Chino (100%)	69		34	62	35
Other (100%)	3		3	3	3
Total North America	1,258		1,067	1,247	1,085

South America
Cerro Verde (53.56%)	647		668	657	654
El Abra (51%)	274		320	276	315
Candelaria/Ojos del Salado (80%)	385		366	389	366
Total South America	1,306		1,354	1,322	1,335

Indonesia
Grasberg (90.64%)[b]	846		1,222	846	1,214

Africa
Tenke Fungurume (57.75%)	281		265	283	262

Consolidated	3,691		3,908	3,698	3,896
Less noncontrolling interests	710		766	717	756
Net	2,981		3,142	2,981	3,140

Consolidated sales from mines				3,698	3,896
Purchased copper				223	182
Total copper sales, including purchases				3,921	4,078

Average realized price per pound				$3.86	$3.59

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	10		7	7	5
South America (80%)	101		93	101	93
Indonesia (90.64%)[b]	1,272		1,786	1,270	1,765
Consolidated	1,383		1,886	1,378	1,863
Less noncontrolling interests	139		186	139	184
Net	1,244		1,700	1,239	1,679

Consolidated sales from mines				1,378	1,863
Purchased gold				1	1
Total gold sales, including purchases				1,379	1,864

Average realized price per ounce				$1,583	$1,271

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	38		40	N/A	N/A
North America (100%)	35	[a]	25	N/A	N/A
Cerro Verde (53.56%)	10		7	N/A	N/A
Consolidated	83		72	79	67
Less noncontrolling interests	5		3	4	3
Net	78		69	75	64

Consolidated sales from mines				79	67
Purchased molybdenum				—	2
Total molybdenum sales, including purchases				79	69

Average realized price per pound				$16.98	$16.47

COBALT (millions of contained pounds)
(FCX's net interest in %)
Consolidated - Tenke Fungurume (57.75%)	25		20	25	20
Less noncontrolling interests	11		8	10	8
Net	14		12	15	12

Average realized price per pound				$9.99	$10.95

a. Amounts are net of Morenci's 15 percent joint venture partner's interest.
b. Amounts are net of Grasberg's joint venture partner's interest, which varies in accordance with the terms of the joint venture agreement.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
100% North America Copper Mines
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,019,500	692,700	888,300	648,800
Average copper ore grade (percent)	0.23	0.23	0.24	0.24
Copper production (millions of recoverable pounds)	219	183	801	746

Mill Operations
Ore milled (metric tons per day)	230,700	208,500	222,800	189,200
Average ore grades (percent):
Copper	0.39	0.35	0.38	0.32
Molybdenum	0.03	0.03	0.03	0.03
Copper recovery rate (percent)	81.5	82.6	83.1	83.0
Production (millions of recoverable pounds):
Copper	145	118	549	398
Molybdenum	8	7	35	25

100% South America Mining
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	232,500	289,800	245,200	268,800
Average copper ore grade (percent)	0.60	0.38	0.50	0.41
Copper production (millions of recoverable pounds)	125	119	439	504

Mill Operations
Ore milled (metric tons per day)	179,900	193,800	189,200	188,800
Average ore grades:
Copper (percent)	0.69	0.67	0.66	0.65
Gold (grams per metric ton)	0.14	0.12	0.12	0.10
Molybdenum (percent)	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	88.5	90.2	89.6	90.0
Production (recoverable):
Copper (millions of pounds)	212	228	867	850
Gold (thousands of ounces)	28	25	101	93
Molybdenum (millions of pounds)	2	2	10	7

100% Indonesia Mining
Ore milled (metric tons per day)	71,800	234,300	166,100	230,200
Average ore grades:
Copper (percent)	0.65	0.88	0.79	0.85
Gold (grams per metric ton)	1.09	1.17	0.93	0.90
Recovery rates (percent):
Copper	88.9	88.9	88.3	88.9
Gold	80.5	84.1	81.2	81.7
Production (recoverable):
Copper (millions of pounds)	79	355	882	1,330
Gold (thousands of ounces)	183	666	1,444	1,964

100% Africa Mining
Ore milled (metric tons per day)	11,900	11,100	11,100	10,300
Average ore grades (percent):
Copper	3.40	3.40	3.41	3.51
Cobalt	0.38	0.40	0.40	0.40
Copper recovery rate (percent)	93.8	92.6	92.5	91.4
Production (millions of pounds):
Copper (recoverable)	77	70	281	265
Cobalt (contained)	7	6	25	20

100% Henderson Molybdenum Mine
Ore milled (metric tons per day)	19,300	22,800	22,300	22,900
Average molybdenum ore grade (percent)	0.24	0.24	0.24	0.25
Molybdenum production (millions of recoverable pounds)	8	10	38	40

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2011		2010		2011		2010
	(In Millions, Except Per Share Amounts)
Revenues	$4,162	[a]	$5,603	[a]	$20,880	[a]	$18,982	[a]
Cost of sales:
Production and delivery	2,394		2,101		9,898		8,335
Depreciation, depletion and amortization	266		248		1,022		1,036
Total cost of sales	2,660		2,349		10,920		9,371
Selling, general and administrative expenses	92		104		415		381
Exploration and research expenses	77		39		271		143
Environmental obligations and shutdown costs	36		14		134		19
Total costs and expenses	2,865		2,506		11,740		9,914
Operating income	1,297	[b]	3,097	[b]	9,140	[b]	9,068	[b]
Interest expense, net	(62)	[c]	(92)	[c]	(312)	[c]	(462)	[c]
Losses on early extinguishment of debt	—		(4)		(68)		(81)
Other income (expense), net	18		(15)		58		(13)
Income before income taxes and equity in
affiliated companies' net earnings	1,253		2,986		8,818		8,512
Provision for income taxes	(389)		(1,027)		(3,087)		(2,983)
Equity in affiliated companies' net earnings	2		5		16		15
Net income	866		1,964		5,747		5,544
Net income attributable to noncontrolling interests	(226)		(415)		(1,187)		(1,208)
Preferred dividends	—	[d]	—	[d]	—	[d]	(63)
Net income attributable to FCX common stockholders	$640	[a,b]	$1,549	[a,b]	$4,560	[a,b]	$4,273	[a,b]

Net income per share attributable to FCX common stockholders:
Basic	$0.67		$1.64	[e]	$4.81		$4.67	[e]
Diluted	$0.67		$1.63	[e]	$4.78		$4.57	[e]

Weighted-average common shares outstanding:
Basic	948		943	[e]	947		915	[e]
Diluted	953		953	[e]	955		949	[e]

Dividends declared per share of common stock	$0.25		$0.75	[e]	$1.50		$1.125	[e]

a.
Includes favorable (unfavorable) adjustments to provisionally priced copper sales recognized in prior periods totaling $125 million ($56 million to net income attributable to common stockholders) in fourth-quarter 2011, $186 million ($79 million to net income attributable to common stockholders) in fourth-quarter 2010, $(12) million ($(5) million to net income attributable to common stockholders) for the year 2011 and $(24) million ($(10) million to net income attributable to common stockholders) for the year 2010.

b.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net increases (reductions) of $116 million ($57 million to net income attributable to common stockholders) in fourth-quarter 2011, $(15) million ($(1) million to net income attributable to common stockholders) in fourth-quarter 2010, $283 million ($139 million to net income attributable to common stockholders) for the year 2011 and $(137) million ($(67) million to net income attributable to common stockholders) for the year 2010.

c.
Consolidated interest expense, before capitalized interest, totaled $96 million in fourth-quarter 2011, $119 million in fourth-quarter 2010, $421 million for the year 2011 and $528 million for the year 2010. Lower interest expense in the 2011 periods primarily reflects the impact of debt repayments during 2010 and 2011.

d.	During 2010, FCX's 6 3/4% Mandatorily Convertible Preferred Stock automatically converted into shares of FCX common stock; as a result, FCX no longer has requirements to pay preferred dividends.

e.	Amounts have been adjusted to reflect the February 1, 2011, two-for-one stock split.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
	2011	2010
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$4,822	$3,738
Trade accounts receivable	892	2,132
Other accounts receivable	250	293
Inventories:
Materials and supplies, net	1,354	1,169
Product	1,316	1,409
Mill and leach stockpiles	1,199	856
Other current assets	214	254
Total current assets	10,047	9,851
Property, plant, equipment and development costs, net	18,449	16,785
Long-term mill and leach stockpiles	1,686	1,425
Long-term receivables	675	200
Intangible assets, net	325	328
Other assets	888	797
Total assets	$32,070	$29,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,252	$2,441
Dividends payable	240	240
Current portion of reclamation and environmental obligations	236	207
Accrued income taxes	163	648
Rio Tinto's share of joint venture cash flows	45	132
Current portion of debt	4	95
Total current liabilities	2,940	3,763
Long-term debt, less current portion	3,533	4,660
Deferred income taxes	3,255	2,873
Reclamation and environmental obligations, less current portion	2,138	2,071
Other liabilities	1,651	1,459
Total liabilities	13,517	14,826
Equity:
FCX stockholders' equity:
Common stock	107	107
Capital in excess of par value	19,007	18,751
Retained earnings (accumulated deficit)	546	(2,590)
Accumulated other comprehensive loss	(465)	(323)
Common stock held in treasury	(3,553)	(3,441)
Total FCX stockholders' equity	15,642	12,504
Noncontrolling interests	2,911	2,056
Total equity	18,553	14,560
Total liabilities and equity	$32,070	$29,386

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2011	2010
	(In Millions)
Cash flow from operating activities:
Net income	$5,747	$5,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,022	1,036
Stock-based compensation	117	121
Charges for reclamation and environmental obligations, including accretion	208	167
Payments of reclamation and environmental obligations	(170)	(196)
Losses on early extinguishment of debt	68	81
Deferred income taxes	523	286
Increase in long-term mill and leach stockpiles	(262)	(103)
Changes in other assets and liabilities	(76)	79
Other, net	(96)	92
(Increases) decreases in working capital:
Accounts receivable	1,246	(680)
Inventories	(431)	(593)
Other current assets	(57)	(24)
Accounts payable and accrued liabilities	(387)	331
Accrued income and other taxes	(832)	132
Net cash provided by operating activities	6,620	6,273

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(495)	(233)
South America	(603)	(470)
Indonesia	(648)	(436)
Africa	(193)	(100)
Molybdenum	(461)	(89)
Other	(134)	(84)
Investment in McMoRan Exploration Co.	25	(500)
Other, net	(26)	43
Net cash used in investing activities	(2,535)	(1,869)

Cash flow from financing activities:
Proceeds from debt	48	70
Repayments of debt	(1,313)	(1,724)
Cash dividends and distributions paid:
Common stock	(1,423)	(885)
Preferred stock	—	(95)
Noncontrolling interests	(391)	(816)
Contributions from noncontrolling interests	62	28
Net proceeds from stock-based awards	3	81
Excess tax benefit from stock-based awards	23	19
Other, net	(10)	—
Net cash used in financing activities	(3,001)	(3,322)

Net increase in cash and cash equivalents	1,084	1,082
Cash and cash equivalents at beginning of year	3,738	2,656
Cash and cash equivalents at end of year	$4,822	$3,738

VI

.FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX's management and Board of Directors to monitor operations. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items. Because these adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, write-offs of equipment and/or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. Following are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,143	$1,143	$116	$27	$1,286

Site production and delivery, before net noncash
and other costs shown below	576	521	60	13	594
By-product credits[a]	(125)	—	—	—	—
Treatment charges	41	39	—	2	41
Net cash costs	492	560	60	15	635
Depreciation, depletion and amortization	79	74	3	2	79
Noncash and other costs, net	14	13	1	—	14
Total costs	585	647	64	17	728
Revenue adjustments	5	5	—	—	5
Idle facility and other non-inventoriable costs	(35)	(34)	(1)	—	(35)
Gross profit	$528	$467	$51	$10	$528

Copper sales (millions of recoverable pounds)	332	332
Molybdenum sales (millions of recoverable pounds)[c]			8

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.44	$3.44	$13.97

Site production and delivery, before net noncash
and other costs shown below	1.73	1.57	7.22
By-product credits[a]	(0.37)	—	—
Treatment charges	0.12	0.11	—
Unit net cash costs	1.48	1.68	7.22
Depreciation, depletion and amortization	0.24	0.23	0.43
Noncash and other costs, net	0.04	0.04	0.08
Total unit costs	1.76	1.95	7.73
Revenue adjustments	0.01	0.01	—
Idle facility and other non-inventoriable costs	(0.10)	(0.10)	(0.08)
Gross profit per pound	$1.59	$1.40	$6.16

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,286	$594	$79
Treatment charges	N/A	41	N/A
Net noncash and other costs	N/A	14	N/A
Revenue adjustments	5	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	35	N/A
Eliminations and other	3	22	4
North America copper mines	1,294	706	83
South America mining	1,355	575	71
Indonesia mining	390	355	36
Africa mining	326	169	42
Molybdenum	305	250	16
Rod & Refining	1,239	1,235	2
Atlantic Copper Smelting & Refining	732	717	10
Corporate, other & eliminations	(1,479)	(1,613)	6
As reported in FCX's consolidated financial statements	$4,162	$2,394	$266

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by certain of the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$931	$931	$106	$14	$1,051

Site production and delivery, before net noncash
and other costs shown below	390	347	51	8	406
By-product credits[a]	(104)	—	—	—	—
Treatment charges	30	29	—	1	30
Net cash costs	316	376	51	9	436
Depreciation, depletion and amortization	49	46	3	—	49
Noncash and other costs, net	24	24	—	—	24
Total costs	389	446	54	9	509
Revenue adjustments	—	—	—	—	—
Idle facility and other non-inventoriable costs	(22)	(22)	—	—	(22)
Gross profit	$520	$463	$52	$5	$520

Copper sales (millions of recoverable pounds)	237	237
Molybdenum sales (millions of recoverable pounds)[c]			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.93	$3.93	$15.87

Site production and delivery, before net noncash
and other costs shown below	1.65	1.47	7.66
By-product credits[a]	(0.44)	—	—
Treatment charges	0.12	0.12	—
Unit net cash costs	1.33	1.59	7.66
Depreciation, depletion and amortization	0.21	0.19	0.41
Noncash and other costs, net	0.10	0.10	0.04
Total unit costs	1.64	1.88	8.11
Revenue adjustments	—	—	—
Idle facility and other non-inventoriable costs	(0.10)	(0.10)	(0.02)
Gross profit per pound	$2.19	$1.95	$7.74

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,051	$406	$49
Treatment charges	N/A	30	N/A
Net noncash and other costs	N/A	24	N/A
Revenue adjustments	—	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	22	N/A
Eliminations and other	6	13	4
North America copper mines	1,057	495	53
South America mining	1,608	451	64
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,568)	(1,399)	7
As reported in FCX's consolidated financial statements	$5,603	$2,101	$248

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by certain of the North America copper mines.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,968	$4,968	$546	$111	$5,625

Site production and delivery, before net noncash
and other costs shown below	2,213	1,987	238	46	2,271
By-product credits[a]	(599)	—	—	—	—
Treatment charges	138	132	—	6	138
Net cash costs	1,752	2,119	238	52	2,409
Depreciation, depletion and amortization	264	247	13	4	264
Noncash and other costs, net	84	81	2	1	84
Total costs	2,100	2,447	253	57	2,757
Revenue adjustments	(1)	(1)	—	—	(1)
Idle facility and other non-inventoriable costs	(82)	(80)	(2)	—	(82)
Gross profit	$2,785	$2,440	$291	$54	$2,785

Copper sales (millions of recoverable pounds)	1,244	1,244
Molybdenum sales (millions of recoverable pounds)[c]			35

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.99	$3.99	$15.72

Site production and delivery, before net noncash
and other costs shown below	1.78	1.60	6.86
By-product credits[a]	(0.48)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.41	1.70	6.86
Depreciation, depletion and amortization	0.21	0.20	0.39
Noncash and other costs, net	0.07	0.07	0.05
Total unit costs	1.69	1.97	7.30
Revenue adjustments	—	—	—
Idle facility and other non-inventoriable costs	(0.06)	(0.06)	(0.04)
Gross profit per pound	$2.24	$1.96	$8.38

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,625	$2,271	$264
Treatment charges	N/A	138	N/A
Net noncash and other costs	N/A	84	N/A
Revenue adjustments	(1)	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	82	N/A
Eliminations and other	9	54	15
North America copper mines	5,633	2,629	279
South America mining	5,258	1,905	258
Indonesia mining	5,046	1,902	215
Africa mining	1,289	591	140
Molybdenum	1,424	1,036	60
Rod & Refining	5,549	5,527	8
Atlantic Copper Smelting & Refining	2,984	2,991	40
Corporate, other & eliminations	(6,303)	(6,683)	22
As reported in FCX's consolidated financial statements	$20,880	$9,898	$1,022

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by certain of the North America copper mines.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$3,702	$3,702	$383	$58	$4,143

Site production and delivery, before net noncash
and other costs shown below	1,621	1,456	195	29	1,680
By-product credits[a]	(382)	—	—	—	—
Treatment charges	105	102	—	3	105
Net cash costs	1,344	1,558	195	32	1,785
Depreciation, depletion and amortization	256	241	13	2	256
Noncash and other costs, net	131	131	—	—	131
Total costs	1,731	1,930	208	34	2,172
Revenue adjustments	(2)	(2)	—	—	(2)
Idle facility and other non-inventoriable costs	(87)	(86)	(1)	—	(87)
Gross profit	$1,882	$1,684	$174	$24	$1,882

Copper sales (millions of recoverable pounds)	1,082	1,082
Molybdenum sales (millions of recoverable pounds)[c]			25

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.42	$3.42	$15.60

Site production and delivery, before net noncash
and other costs shown below	1.50	1.35	7.95
By-product credits[a]	(0.35)	—	—
Treatment charges	0.09	0.09	—
Unit net cash costs	1.24	1.44	7.95
Depreciation, depletion and amortization	0.24	0.22	0.54
Noncash and other costs, net	0.12	0.12	0.01
Total unit costs	1.60	1.78	8.50
Revenue adjustments	—	—	—
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	(0.02)
Gross profit per pound	$1.74	$1.56	$7.08

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,143	$1,680	$256
Treatment charges	N/A	105	N/A
Net noncash and other costs	N/A	131	N/A
Revenue adjustments	(2)	N/A	N/A
Idle facility and other non-inventoriable costs	N/A	87	N/A
Eliminations and other	32	49	17
North America copper mines	4,173	2,052	273
South America mining	4,991	1,678	250
Indonesia mining	6,377	1,904	257
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,442	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,831)	(5,483)	31
As reported in FCX's consolidated financial statements	$18,982	$8,335	$1,036

a. Molybdenum credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.

b. Includes gold and silver product revenues and production costs.

c. Reflects molybdenum produced by certain of the North America copper mines.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2011
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$1,231		$1,231	$105	[a]	$1,336

Site production and delivery, before net noncash
and other costs shown below	557	[b]	519	44		563
By-product credits	(99)		—	—		—
Treatment charges	54		54	—		54
Net cash costs	512		573	44		617
Depreciation, depletion and amortization	71		67	4		71
Noncash and other costs, net	8		7	1		8
Total costs	591		647	49		696
Revenue adjustments, primarily for pricing
on prior period open sales	72		72	—		72
Other non-inventoriable costs	(9)		(8)	(1)		(9)
Gross profit	$703		$648	$55		$703

Copper sales (millions of recoverable pounds)	357		357

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.45		$3.45

Site production and delivery, before net noncash
and other costs shown below	1.56	[b]	1.46
By-product credits	(0.27)		—
Treatment charges	0.15		0.15
Unit net cash costs	1.44		1.61
Depreciation, depletion and amortization	0.20		0.18
Noncash and other costs, net	0.02		0.02
Total unit costs	1.66		1.81
Revenue adjustments, primarily for pricing
on prior period open sales	0.20		0.20
Other non-inventoriable costs	(0.02)		(0.02)
Gross profit per pound	$1.97		$1.82

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$1,336		$563	$71
Treatment charges	(54)		N/A	N/A
Net noncash and other costs	N/A		8	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	72		N/A	N/A
Other non-inventoriable costs	N/A		9	N/A
Eliminations and other	1		(5)	—
South America mining	1,355		575	71
North America copper mines	1,294		706	83
Indonesia mining	390		355	36
Africa mining	326		169	42
Molybdenum	305		250	16
Rod & Refining	1,239		1,235	2
Atlantic Copper Smelting & Refining	732		717	10
Corporate, other & eliminations	(1,479)		(1,613)	6
As reported in FCX's consolidated financial statements	$4,162		$2,394	$266

a. Includes gold sales of 29 thousand ounces ($1,626 per ounce average realized price) and silver sales of 893 thousand ounces ($31.90 per ounce average realized price); also includes molybdenum sales of 2 million pounds ($10.38 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.
b. Includes $50 million ($0.14 per pound) for signing bonuses paid at Cerro Verde and El Abra pursuant to the new labor agreements.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$1,447	$1,447	$99	[a]	$1,546

Site production and delivery, before net noncash
and other costs shown below	428	403	31		434
By-product credits	(93)	—	—		—
Treatment charges	59	59	—		59
Net cash costs	394	462	31		493
Depreciation, depletion and amortization	64	61	3		64
Noncash and other costs, net	6	5	1		6
Total costs	464	528	35		563
Revenue adjustments, primarily for pricing
on prior period open sales	122	122	—		122
Other non-inventoriable costs	(15)	(13)	(2)		(15)
Gross profit	$1,090	$1,028	$62		$1,090

Copper sales (millions of recoverable pounds)	340	340

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.26	$4.26

Site production and delivery, before net noncash
and other costs shown below	1.26	1.18
By-product credits	(0.27)	—
Treatment charges	0.17	0.18
Unit net cash costs	1.16	1.36
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.02	0.01
Total unit costs	1.37	1.55
Revenue adjustments, primarily for pricing
on prior period open sales	0.36	0.36
Other non-inventoriable costs	(0.05)	(0.05)
Gross profit per pound	$3.20	$3.02

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,546	$434	$64
Treatment charges	(59)	N/A	N/A
Net noncash and other costs	N/A	6	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	122	N/A	N/A
Other non-inventoriable costs	N/A	15	N/A
Eliminations and other	(1)	(4)	—
South America mining	1,608	451	64
North America copper mines	1,057	495	53
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,568)	(1,399)	7
As reported in FCX's consolidated financial statements	$5,603	$2,101	$248

a. Includes gold sales of 24 thousand ounces ($1,394 per ounce average realized price) and silver sales of 699 thousand ounces ($27.19 per ounce average realized price); also includes molybdenum sales of 2 million pounds ($16.11 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2011
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Other		Total
Revenues, excluding adjustments	$4,989		$4,989	$477	[a]	$5,466

Site production and delivery, before net noncash
and other costs shown below	1,826	[b]	1,679	172		1,851
By-product credits	(452)		—	—		—
Treatment charges	219		219	—		219
Net cash costs	1,593		1,898	172		2,070
Depreciation, depletion and amortization	258		242	16		258
Noncash and other costs, net	23		21	2		23
Total costs	1,874		2,161	190		2,351
Revenue adjustments, primarily for pricing
on prior period open sales	15		(4)	19		15
Other non-inventoriable costs	(59)		(54)	(5)		(59)
Gross profit	$3,071		$2,770	$301		$3,071

Copper sales (millions of recoverable pounds)	1,322		1,322

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.77		$3.77

Site production and delivery, before net noncash
and other costs shown below	1.38	[b]	1.27
By-product credits	(0.35)		—
Treatment charges	0.17		0.17
Unit net cash costs	1.20		1.44
Depreciation, depletion and amortization	0.20		0.18
Noncash and other costs, net	0.02		0.02
Total unit costs	1.42		1.64
Revenue adjustments, primarily for pricing
on prior period open sales	0.01		—
Other non-inventoriable costs	(0.04)		(0.03)
Gross profit per pound	$2.32		$2.10

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$5,466		$1,851	$258
Treatment charges	(219)		N/A	N/A
Net noncash and other costs	N/A		23	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	15		N/A	N/A
Other non-inventoriable costs	N/A		59	N/A
Eliminations and other	(4)		(28)	—
South America mining	5,258		1,905	258
North America copper mines	5,633		2,629	279
Indonesia mining	5,046		1,902	215
Africa mining	1,289		591	140
Molybdenum	1,424		1,036	60
Rod & Refining	5,549		5,527	8
Atlantic Copper Smelting & Refining	2,984		2,991	40
Corporate, other & eliminations	(6,303)		(6,683)	22
As reported in FCX's consolidated financial statements	$20,880		$9,898	$1,022

a. Includes gold sales of 101 thousand ounces ($1,580 per ounce average realized price) and silver sales of 3.2 million ounces ($36.81 per ounce average realized price); also includes molybdenum sales of 10 million pounds ($13.78 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.
b. Includes $50 million ($0.04 per pound) for signing bonuses paid at Cerro Verde and El Abra pursuant to the new labor agreements.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other		Total
Revenues, excluding adjustments	$4,911	$4,911	$299	[a]	$5,210

Site production and delivery, before net noncash
and other costs shown below	1,613	1,521	110		1,631
By-product credits	(281)	—	—		—
Treatment charges	207	207	—		207
Net cash costs	1,539	1,728	110		1,838
Depreciation, depletion and amortization	249	237	12		249
Noncash and other costs, net	19	18	1		19
Total costs	1,807	1,983	123		2,106
Revenue adjustments, primarily for pricing
on prior period open sales	(14)	(14)	—		(14)
Other non-inventoriable costs	(44)	(40)	(4)		(44)
Gross profit	$3,046	$2,874	$172		$3,046

Copper sales (millions of recoverable pounds)	1,335	1,335

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.68	$3.68

Site production and delivery, before net noncash
and other costs shown below	1.21	1.14
By-product credits	(0.21)	—
Treatment charges	0.15	0.15
Unit net cash costs	1.15	1.29
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.01	0.01
Total unit costs	1.35	1.48
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Other non-inventoriable costs	(0.04)	(0.04)
Gross profit per pound	$2.28	$2.15

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$5,210	$1,631	$249
Treatment charges	(207)	N/A	N/A
Net noncash and other costs	N/A	19	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	(14)	N/A	N/A
Other non-inventoriable costs	N/A	44	N/A
Eliminations and other	2	(16)	1
South America mining	4,991	1,678	250
North America copper mines	4,173	2,052	273
Indonesia mining	6,377	1,904	257
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,442	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,831)	(5,483)	31
As reported in FCX's consolidated financial statements	$18,982	$8,335	$1,036

a. Includes gold sales of 93 thousand ounces ($1,263 per ounce average realized price) and silver sales of 2.7 million ounces ($20.53 per ounce average realized price); also includes molybdenum sales of 7 million pounds ($14.12 per pound average realized price), which reflects molybdenum produced by Cerro Verde at market-based pricing.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2011
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Gold	Silver		Total
Revenues, excluding adjustments	$167		$167	$169	$5	[a]	$341

Site production and delivery, before net noncash
and other costs shown below	348	[b]	170	173	5		348
Gold and silver credits	(188)		—	—	—		—
Treatment charges	11		5	6	—		11
Royalty on metals	8		4	4	—		8
Net cash costs	179		179	183	5		367
Depreciation and amortization	36		18	18	—		36
Noncash and other costs, net	7		3	3	1		7
Total costs	222		200	204	6		410
Revenue adjustments, primarily for pricing on
prior period open sales	54		54	13	1		68
Gross profit (loss)	$(1)		$21	$(22)	$—		$(1)

Copper sales (millions of recoverable pounds)	50		50
Gold sales (thousands of recoverable ounces)				102

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.31		$3.31	$1,664

Site production and delivery, before net noncash
and other costs shown below	6.92	[b]	3.38	1,701
Gold and silver credits	(3.72)		—	—
Treatment charges	0.22		0.11	54
Royalty on metals	0.15		0.07	36
Unit net cash costs	3.57		3.56	1,791
Depreciation and amortization	0.72		0.35	177
Noncash and other costs, net	0.13		0.07	32
Total unit costs	4.42		3.98	2,000
Revenue adjustments, primarily for pricing on
prior period open sales	1.09		1.09	124
Gross profit (loss) per pound/ounce	$(0.02)		$0.42	$(212)

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$341		$348	$36
Treatment charges	(11)		N/A	N/A
Royalty on metals	(8)		N/A	N/A
Net noncash and other costs	N/A		7	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	68		N/A	N/A
Indonesia mining	390		355	36
North America copper mines	1,294		706	83
South America mining	1,355		575	71
Africa mining	326		169	42
Molybdenum	305		250	16
Rod & Refining	1,239		1,235	2
Atlantic Copper Smelting & Refining	732		717	10
Corporate, other & eliminations	(1,479)		(1,613)	6
As reported in FCX's consolidated financial statements	$4,162		$2,394	$266

a. Includes silver sales of 164 thousand ounces ($28.06 per ounce average realized price).
b. Includes $66 million ($1.30 per pound) associated with signing bonuses and other strike-related costs.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$1,277	$1,277	$789	$28	[a]	$2,094

Site production and delivery, before net noncash
and other costs shown below	456	278	172	6		456
Gold and silver credits	(829)	—	—	—		—
Treatment charges	57	35	21	1		57
Royalty on metals	47	29	18	—		47
Net cash (credits) costs	(269)	342	211	7		560
Depreciation and amortization	65	40	24	1		65
Noncash and other costs, net	18	10	7	1		18
Total (credits) costs	(186)	392	242	9		643
Revenue adjustments, primarily for pricing on
prior period open sales	115	115	9	3		127
Gross profit	$1,578	$1,000	$556	$22		$1,578

Copper sales (millions of recoverable pounds)	295	295
Gold sales (thousands of recoverable ounces)			565

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.34	$4.34	$1,399

Site production and delivery, before net noncash
and other costs shown below	1.55	0.94	304
Gold and silver credits	(2.81)	—	—
Treatment charges	0.19	0.12	38
Royalty on metals	0.16	0.10	32
Unit net cash (credits) costs	(0.91)	1.16	374
Depreciation and amortization	0.22	0.13	43
Noncash and other costs, net	0.06	0.04	12
Total unit (credits) costs	(0.63)	1.33	429
Revenue adjustments, primarily for pricing on
prior period open sales	0.39	0.39	17
Gross profit per pound/ounce	$5.36	$3.40	$987

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,094	$456	$65
Treatment charges	(57)	N/A	N/A
Royalty on metals	(47)	N/A	N/A
Net noncash and other costs	N/A	18	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	127	N/A	N/A
Indonesia mining	2,117	474	65
North America copper mines	1,057	495	53
South America mining	1,608	451	64
Africa mining	343	141	34
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,568)	(1,399)	7
As reported in FCX's consolidated financial statements	$5,603	$2,101	$248

a. Includes silver sales of 919 thousand ounces ($29.42 per ounce average realized price).

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2011
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Gold	Silver		Total
Revenues, excluding adjustments	$3,261		$3,261	$2,011	$97	[a]	$5,369

Site production and delivery, before net noncash
and other costs shown below	1,869	[b]	1,135	700	34		1,869
Gold and silver credits	(2,090)		—	—	—		—
Treatment charges	156		95	58	3		156
Royalty on metals	137		83	52	2		137
Net cash costs	72		1,313	810	39		2,162
Depreciation and amortization	215		131	80	4		215
Noncash and other costs, net	33		20	12	1		33
Total costs	320		1,464	902	44		2,410
Revenue adjustments, primarily for pricing on
prior period open sales	(12)		(12)	(18)	—		(30)
Gross profit	$2,929		$1,785	$1,091	$53		$2,929

Copper sales (millions of recoverable pounds)	846		846
Gold sales (thousands of recoverable ounces)				1,270

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.85		$3.85	$1,583

Site production and delivery, before net noncash
and other costs shown below	2.21	[b]	1.34	551
Gold and silver credits	(2.47)		—	—
Treatment charges	0.19		0.11	46
Royalty on metals	0.16		0.10	41
Unit net cash costs	0.09		1.55	638
Depreciation and amortization	0.25		0.16	63
Noncash and other costs, net	0.04		0.02	10
Total unit costs	0.38		1.73	711
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)		(0.01)	(13)
Gross profit per pound/ounce	$3.46		$2.11	$859

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$5,369		$1,869	$215
Treatment charges	(156)		N/A	N/A
Royalty on metals	(137)		N/A	N/A
Net noncash and other costs	N/A		33	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	(30)		N/A	N/A
Indonesia mining	5,046		1,902	215
North America copper mines	5,633		2,629	279
South America mining	5,258		1,905	258
Africa mining	1,289		591	140
Molybdenum	1,424		1,036	60
Rod & Refining	5,549		5,527	8
Atlantic Copper Smelting & Refining	2,984		2,991	40
Corporate, other & eliminations	(6,303)		(6,683)	22
As reported in FCX's consolidated financial statements	$20,880		$9,898	$1,022

a. Includes silver sales of 2.7 million ounces ($36.18 per ounce average realized price).
b. Includes $66 million ($0.08 per pound) associated with signing bonuses and other strike related costs.

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver		Total
Revenues, excluding adjustments	$4,475	$4,475	$2,243	$90	[a]	$6,808

Site production and delivery, before net noncash
and other costs shown below	1,856	1,220	612	24		1,856
Gold and silver credits	(2,334)	—	—	—		—
Treatment charges	270	178	89	3		270
Royalty on metals	156	102	51	3		156
Net cash (credits) costs	(52)	1,500	752	30		2,282
Depreciation and amortization	257	169	85	3		257
Noncash and other costs, net	48	31	16	1		48
Total costs	253	1,700	853	34		2,587
Revenue adjustments, primarily for pricing on
prior period open sales	(6)	(6)	1	—		(5)
Gross profit	$4,216	$2,769	$1,391	$56		$4,216

Copper sales (millions of recoverable pounds)	1,214	1,214
Gold sales (thousands of recoverable ounces)			1,765

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.69	$3.69	$1,271

Site production and delivery, before net noncash
and other costs shown below	1.53	1.01	347
Gold and silver credits	(1.92)	—	—
Treatment charges	0.22	0.15	50
Royalty on metals	0.13	0.08	29
Unit net cash (credits) costs	(0.04)	1.24	426
Depreciation and amortization	0.21	0.14	48
Noncash and other costs, net	0.04	0.02	9
Total unit costs	0.21	1.40	483
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	1
Gross profit per pound/ounce	$3.47	$2.28	$789

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$6,808	$1,856	$257
Treatment charges	(270)	N/A	N/A
Royalty on metals	(156)	N/A	N/A
Net noncash and other costs	N/A	48	N/A
Revenue adjustments, primarily for pricing on
prior period open sales	(5)	N/A	N/A
Indonesia mining	6,377	1,904	257
North America copper mines	4,173	2,052	273
South America mining	4,991	1,678	250
Africa mining	1,106	488	128
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,442	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,831)	(5,483)	31
As reported in FCX's consolidated financial statements	$18,982	$8,335	$1,036

a. Includes silver sales of 4.1 million ounces ($21.99 per ounce average realized price).

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$275	$275	$58	$333

Site production and delivery, before net noncash
and other costs shown below	131	118	36	154
Cobalt credits[b]	(29)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	108	123	37	160
Depreciation, depletion and amortization	42	38	4	42
Noncash and other costs, net	13	12	1	13
Total costs	163	173	42	215
Revenue adjustments, primarily for pricing
on prior period open sales	5	5	(6)	(1)
Other non-inventoriable costs	(2)	(2)	—	(2)
Gross profit	$115	$105	$10	$115

Copper sales (millions of recoverable pounds)	83	83
Cobalt sales (millions of contained pounds)			6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.32	$3.32	$8.78

Site production and delivery, before net noncash
and other costs shown below	1.58	1.43	5.45
Cobalt credits[b]	(0.35)	—	—
Royalty on metals	0.07	0.06	0.13
Unit net cash costs	1.30	1.49	5.58
Depreciation, depletion and amortization	0.51	0.46	0.65
Noncash and other costs, net	0.16	0.14	0.20
Total unit costs	1.97	2.09	6.43
Revenue adjustments, primarily for pricing
on prior period open sales	0.06	0.06	(0.90)
Other non-inventoriable costs	(0.02)	(0.02)	(0.03)
Gross profit per pound	$1.39	$1.27	$1.42

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$333	$154	$42
Royalty on metals	(6)	N/A	N/A
Net noncash and other costs	N/A	13	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	N/A	N/A
Other non-inventoriable costs	N/A	2	N/A
Africa mining	326	169	42
North America copper mines	1,294	706	83
South America mining	1,355	575	71
Indonesia mining	390	355	36
Molybdenum	305	250	16
Rod & Refining	1,239	1,235	2
Atlantic Copper Smelting & Refining	732	717	10
Corporate, other & eliminations	(1,479)	(1,613)	6
As reported in FCX's consolidated financial statements	$4,162	$2,394	$266

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$278	$278	$73	$351

Site production and delivery, before net noncash
and other costs shown below	102	85	39	124
Cobalt credits[b]	(47)	—	—	—
Royalty on metals	6	5	1	6
Net cash costs	61	90	40	130
Depreciation, depletion and amortization	34	29	5	34
Noncash and other costs, net	13	11	2	13
Total costs	108	130	47	177
Revenue adjustments, primarily for pricing
on prior period open sales	3	3	(4)	(1)
Other non-inventoriable costs	(5)	(5)	—	(5)
Gross profit	$168	$146	$22	$168

Copper sales (millions of recoverable pounds)	68	68
Cobalt sales (millions of contained pounds)			7

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$4.05	$4.05	$10.46

Site production and delivery, before net noncash
and other costs shown below	1.48	1.23	5.60
Cobalt credits[b]	(0.68)	—	—
Royalty on metals	0.09	0.08	0.16
Unit net cash costs	0.89	1.31	5.76
Depreciation, depletion and amortization	0.49	0.43	0.64
Noncash and other costs, net	0.19	0.16	0.24
Total unit costs	1.57	1.90	6.64
Revenue adjustments, primarily for pricing
on prior period open sales	0.04	0.04	(0.55)
Other non-inventoriable costs	(0.07)	(0.06)	(0.09)
Gross profit per pound	$2.45	$2.13	$3.18

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$351	$124	$34
Royalty on metals	(6)	N/A	N/A
Net noncash and other costs	N/A	13	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	N/A	N/A
Other non-inventoriable costs	N/A	5	N/A
Eliminations and other	(1)	(1)	—
Africa mining	343	141	34
North America copper mines	1,057	495	53
South America mining	1,608	451	64
Indonesia mining	2,117	474	65
Molybdenum	312	210	13
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,568)	(1,399)	7
As reported in FCX's consolidated financial statements	$5,603	$2,101	$248

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2011
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,059	$1,059	$253	$1,312

Site production and delivery, before net noncash
and other costs shown below	444	393	141	534
Cobalt credits[b]	(165)	—	—	—
Royalty on metals	24	20	4	24
Net cash costs	303	413	145	558
Depreciation, depletion and amortization	140	120	20	140
Noncash and other costs, net	45	39	6	45
Total costs	488	572	171	743
Revenue adjustments, primarily for pricing
on prior period open sales	(1)	(1)	2	1
Other non-inventoriable costs	(12)	(10)	(2)	(12)
Gross profit	$558	$476	$82	$558

Copper sales (millions of recoverable pounds)	283	283
Cobalt sales (millions of contained pounds)			25

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.74	$3.74	$9.99

Site production and delivery, before net noncash
and other costs shown below	1.57	1.39	5.58
Cobalt credits[b]	(0.58)	—	—
Royalty on metals	0.08	0.07	0.16
Unit net cash costs	1.07	1.46	5.74
Depreciation, depletion and amortization	0.50	0.42	0.78
Noncash and other costs, net	0.16	0.14	0.25
Total unit costs	1.73	2.02	6.77
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.06
Other non-inventoriable costs	(0.04)	(0.04)	(0.07)
Gross profit per pound	$1.97	$1.68	$3.21

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,312	$534	$140
Royalty on metals	(24)	N/A	N/A
Net noncash and other costs	N/A	45	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	1	N/A	N/A
Other non-inventoriable costs	N/A	12	N/A
Africa mining	1,289	591	140
North America copper mines	5,633	2,629	279
South America mining	5,258	1,905	258
Indonesia mining	5,046	1,902	215
Molybdenum	1,424	1,036	60
Rod & Refining	5,549	5,527	8
Atlantic Copper Smelting & Refining	2,984	2,991	40
Corporate, other & eliminations	(6,303)	(6,683)	22
As reported in FCX's consolidated financial statements	$20,880	$9,898	$1,022

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Year Ended December 31, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$904	$904	$218	$1,122

Site production and delivery, before net noncash
and other costs shown below	366	323	115	438
Cobalt credits[b]	(150)	—	—	—
Royalty on metals	20	16	4	20
Net cash costs	236	339	119	458
Depreciation, depletion and amortization	128	107	21	128
Noncash and other costs, net	30	26	4	30
Total costs	394	472	144	616
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	4	4
Other non-inventoriable costs	(20)	(17)	(3)	(20)
Gross profit	$490	$415	$75	$490

Copper sales (millions of recoverable pounds)	262	262
Cobalt sales (millions of contained pounds)			20

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.45	$3.45	$10.95

Site production and delivery, before net noncash
and other costs shown below	1.40	1.23	5.78
Cobalt credits[b]	(0.58)	—	—
Royalty on metals	0.08	0.06	0.19
Unit net cash costs	0.90	1.29	5.97
Depreciation, depletion and amortization	0.49	0.41	1.03
Noncash and other costs, net	0.11	0.10	0.23
Total unit costs	1.50	1.80	7.23
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.18
Other non-inventoriable costs	(0.08)	(0.07)	(0.16)
Gross profit per pound	$1.87	$1.58	$3.74

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,122	$438	$128
Royalty on metals	(20)	N/A	N/A
Net noncash and other costs	N/A	30	N/A
Revenue adjustments, primarily for pricing
on prior period open sales	4	N/A	N/A
Other non-inventoriable costs	N/A	20	N/A
Africa mining	1,106	488	128
North America copper mines	4,173	2,052	273
South America mining	4,991	1,678	250
Indonesia mining	6,377	1,904	257
Molybdenum	1,205	784	51
Rod & Refining	4,470	4,442	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,831)	(5,483)	31
As reported in FCX's consolidated financial statements	$18,982	$8,335	$1,036

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

b. Net of cobalt downstream processing and freight costs.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended December 31,
(In Millions)	2011	2010

Revenues, excluding adjustments	$129	$159

Site production and delivery, before net noncash
and other costs shown below	51	52
Treatment charges and other	6	10
Net cash costs	57	62
Depreciation, depletion and amortization	10	9
Noncash and other costs, net	—	—
Total costs	67	71
Gross profit[a]	$62	$88

Molybdenum sales (millions of recoverable pounds)[b]	8	10

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$15.56	$16.07

Site production and delivery, before net noncash
and other costs shown below	6.20	5.26
Treatment charges and other	0.67	1.10
Unit net cash costs	6.87	6.36
Depreciation, depletion and amortization	1.18	0.85
Noncash and other costs, net	0.04	0.03
Total unit costs	8.09	7.24
Gross profit per pound[a]	$7.47	$8.83

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended December 31, 2011	Revenues	and Delivery	Amortization
Totals presented above	$129	$51	$10
Treatment charges and other	(6)	N/A	N/A
Net noncash and other costs	N/A	—	N/A
Henderson mine	123	51	10
Other molybdenum operations and eliminations[c]	182	199	6
Molybdenum	305	250	16
North America copper mines	1,294	706	83
South America mining	1,355	575	71
Indonesia mining	390	355	36
Africa mining	326	169	42
Rod & Refining	1,239	1,235	2
Atlantic Copper Smelting & Refining	732	717	10
Corporate, other & eliminations	(1,479)	(1,613)	6
As reported in FCX's consolidated financial statements	$4,162	$2,394	$266

Three Months Ended December 31, 2010
Totals presented above	$159	$52	$9
Treatment charges and other	(10)	N/A	N/A
Net noncash and other costs	N/A	—	N/A
Henderson mine	149	52	9
Other molybdenum operations and eliminations[c]	163	158	4
Molybdenum	312	210	13
North America copper mines	1,057	495	53
South America mining	1,608	451	64
Indonesia mining	2,117	474	65
Africa mining	343	141	34
Rod & Refining	1,087	1,082	2
Atlantic Copper Smelting & Refining	647	647	10
Corporate, other & eliminations	(1,568)	(1,399)	7
As reported in FCX's consolidated financial statements	$5,603	$2,101	$248
a. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum division includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.
b. Reflects production at the Henderson molybdenum mine.
c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Years Ended December 31,
(In Millions)	2011	2010

Revenues, excluding adjustments	$628	$637

Site production and delivery, before net noncash
and other costs shown below	209	193
Treatment charges and other	33	43
Net cash costs	242	236
Depreciation, depletion and amortization	37	34
Noncash and other costs, net	2	1
Total costs	281	271
Gross profit[a]	$347	$366

Molybdenum sales (millions of recoverable pounds)[b]	38	40

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$16.42	$15.89

Site production and delivery, before net noncash
and other costs shown below	5.46	4.82
Treatment charges and other	0.88	1.08
Unit net cash costs	6.34	5.90
Depreciation, depletion and amortization	0.96	0.83
Noncash and other costs, net	0.04	0.03
Total unit costs	7.34	6.76
Gross profit per pound[a]	$9.08	$9.13

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Year Ended December 31, 2011	Revenues	and Delivery	Amortization
Totals presented above	$628	$209	$37
Treatment charges and other	(33)	N/A	N/A
Net noncash and other costs	N/A	2	N/A
Henderson mine	595	211	37
Other molybdenum operations and eliminations[c]	829	825	23
Molybdenum	1,424	1,036	60
North America copper mines	5,633	2,629	279
South America mining	5,258	1,905	258
Indonesia mining	5,046	1,902	215
Africa mining	1,289	591	140
Rod & Refining	5,549	5,527	8
Atlantic Copper Smelting & Refining	2,984	2,991	40
Corporate, other & eliminations	(6,303)	(6,683)	22
As reported in FCX's consolidated financial statements	$20,880	$9,898	$1,022

Year Ended December 31, 2010
Totals presented above	$637	$193	$34
Treatment charges and other	(43)	N/A	N/A
Net noncash and other costs	N/A	1	N/A
Henderson mine	594	194	34
Other molybdenum operations and eliminations[c]	611	590	17
Molybdenum	1,205	784	51
North America copper mines	4,173	2,052	273
South America mining	4,991	1,678	250
Indonesia mining	6,377	1,904	257
Africa mining	1,106	488	128
Rod & Refining	4,470	4,442	8
Atlantic Copper Smelting & Refining	2,491	2,470	38
Corporate, other & eliminations	(5,831)	(5,483)	31
As reported in FCX's consolidated financial statements	$18,982	$8,335	$1,036
a. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum division includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.
b. Reflects production at the Henderson molybdenum mine.
c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced at the North and South America copper mines.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

Following are summaries of the approximate amounts in the calculation of FCX's consolidated provision for income taxes for the fourth quarters and years ended 2011 and 2010 (in millions, except percentages):

	Three Months Ended December 31,
	2011					2010
				Income Tax				Income Tax
	Income	Effective		(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.	$340	17%		$(57)		$402	10%	$(39)
South America	691	36%		(246)		1,069	35%	(370)
Indonesia	53	28%		(15)		1,500	43%	(640)
Africa	64	31%		(20)		144	30%	(43)
Eliminations and other	105	N/A		(31)		(129)	N/A	44
Annualized rate adjustment[b]	N/A	N/A		(20)		N/A	N/A	21
Consolidated FCX	$1,253	31%		$(389)		$2,986	34%	$(1,027)

	Years Ended December 31,
	2011					2010
				Income Tax				Income Tax
	Income	Effective		(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.	$2,112	23%		$(478)		$1,307	19%	$(244)
South America	3,017	36%		(1,075)	[c]	2,995	33%	(999)
Indonesia	2,923	43%		(1,256)		4,069	42%	(1,709)
Africa	357	34%		(120)		395	30%	(118)
Eliminations and other	409	N/A		(158)		(254)	N/A	87
Consolidated FCX	$8,818	35%	[d]	$(3,087)		$8,512	35%	$(2,983)

a.	Represents income by geographic location before income taxes and equity in affiliated companies' net earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its estimated annualized tax rate.

c.
On September 29, 2011, Peru enacted a new mining tax and royalty regime. Under the new regime, companies that do not have stability agreements will be subject to a revised royalty and a special mining tax. Cerro Verde operates under a stability agreement and therefore, is not subject to the revised royalty and special mining tax until its stability agreement expires on December 31, 2013. The Peruvian government has also created a special mining burden that companies with tax stability agreements can elect to pay. The special mining burden is based on a sliding scale of 4 to 13 percent, with a maximum effective tax rate of 8.79 percent. Cerro Verde will elect to pay this special mining burden during the remaining term of its stability agreement. As a result, Cerro Verde recognized additional current and deferred tax expense of $53 million ($49 million net of noncontrolling interests) for the year 2011. The deferred portion of this accrual relates primarily to the assets recorded in connection with the 2007 acquisition of Phelps Dodge.

d.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which it operates. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Assuming average prices of $3.50 per pound for copper, $1,600 per ounce for gold and $13 per pound for molybdenum and achievement of current 2012 sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate for the year 2012 will approximate 34 percent.

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions - North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, FCX concluded that its operating segments include individual mines. Operating segments that meet certain thresholds are reportable segments, which are separately disclosed in the following table.

Intersegment Sales. Intersegment sales between FCX's operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable country. In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXVII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In Millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Three Months Ended December 31, 2011
Revenues:
Unaffiliated customers	$47	$26	$73	$453	$654	$1,107	$392	[a]	$323	$305	$1,232	$728	$2	$4,162
Intersegment	423	798	1,221	114	134	248	(2)		3	—	7	4	(1,481)	—
Production and delivery	265	441	706	258	317	575	355		169	250	1,235	717	(1,613)	2,394
Depreciation, depletion and amortization	31	52	83	33	38	71	36		42	16	2	10	6	266
Selling, general and administrative expenses	1	—	1	1	1	2	24		2	4	—	4	55	92
Exploration and research expenses	3	—	3	—	—	—	—		—	—	—	—	74	77
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	—	36	36
Operating income (loss)	170	331	501	275	432	707	(25)		113	35	2	1	(37)	1,297

Interest expense, net	—	2	2	—	—	—	(1)		1	—	—	3	57	62
Provision for income taxes	—	—	—	77	169	246	15		20	—	—	—	108	389
Total assets at December 31, 2011	2,006	5,086	7,092	5,110	3,604	8,714	5,349		3,890	2,434	259	1,109	3,223	32,070
Capital expenditures	26	127	153	78	94	172	185		104	144	3	3	21	785

Three Months Ended December 31, 2010
Revenues:
Unaffiliated customers	$39	$21	$60	$619	$803	$1,422	$1,740	[a]	$343	$312	$1,081	$643	$2	$5,603
Intersegment	358	639	997	178	8	186	377		—	—	6	4	(1,570)	—
Production and delivery	182	313	495	192	259	451	474		141	210	1,082	647	(1,399)	2,101
Depreciation, depletion and amortization	24	29	53	39	25	64	65		34	13	2	10	7	248
Selling, general and administrative expenses	—	—	—	—	—	—	40		—	3	—	6	55	104
Exploration and research expenses	—	—	—	—	—	—	—		—	—	—	—	39	39
Environmental and shutdown expenses	—	—	—	—	—	—	—		—	—	—	—	14	14
Operating income (loss)	191	318	509	566	527	1,093	1,538		168	86	3	(16)	(284)	3,097

Interest expense, net	1	2	3	—	—	—	—		1	—	—	3	85	92
Provision for income taxes	—	—	—	196	174	370	640		43	—	—	—	(26)	1,027
Total assets at December 31, 2010	1,940	4,477	6,417	4,272	3,263	7,535	6,048		3,640	1,897	311	1,317	2,221	29,386
Capital expenditures	19	74	93	43	144	187	125		41	55	3	12	19	535

a. Includes PT Freeport Indonesia's sales to PT Smelting totaling $268 million in fourth-quarter 2011 and $804 million in fourth-quarter 2010.

XXVIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS (continued)

(In Millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Year Ended December 31, 2011
Revenues:
Unaffiliated customers	$418	$180	$598	$2,115	$2,457	$4,572	$4,504	[a]	$1,282	$1,424	$5,523	$2,969	$8	$20,880
Intersegment	1,697	3,338	5,035	417	269	686	542		7	—	26	15	(6,311)	—
Production and delivery	984	1,645	2,629	827	1,078	1,905	1,902		591	1,036	5,527	2,991	(6,683)	9,898
Depreciation, depletion and amortization	116	163	279	135	123	258	215		140	60	8	40	22	1,022
Selling, general and administrative expenses	2	2	4	4	3	7	124		8	15	—	22	235	415
Exploration and research expenses	7	—	7	—	—	—	—		—	3	—	—	261	271
Environmental and shutdown expenses	4	(15)	(11)	—	—	—	—		—	—	1	—	144	134
Operating income (loss)	1,002	1,723	2,725	1,566	1,522	3,088	2,805		550	310	13	(69)	(282)	9,140

Interest expense, net	2	6	8	1	—	1	8		6	—	—	15	274	312
Provision for income taxes	—	—	—	553	522	1,075	1,256		120	—	—	—	636	3,087
Capital expenditures	95	400	495	198	405	603	648		193	461	10	32	92	2,534

Year Ended December 31, 2010
Revenues:
Unaffiliated customers	$59	$52	$111	$1,957	$2,449	$4,406	$5,230	[a]	$1,106	$1,205	$4,444	$2,473	$7	$18,982
Intersegment	1,465	2,597	4,062	453	132	585	1,147		—	—	26	18	(5,838)	—
Production and delivery	691	1,361	2,052	705	973	1,678	1,904		488	784	4,442	2,470	(5,483)	8,335
Depreciation, depletion and amortization	134	139	273	148	102	250	257		128	51	8	38	31	1,036
Selling, general and administrative expenses	—	—	—	—	—	—	117		—	11	—	20	233	381
Exploration and research expenses	—	—	—	—	—	—	—		—	2	—	—	141	143
Environmental and shutdown expenses	—	—	—	—	—	—	—		—	—	1	—	18	19
Operating income (loss)	699	1,149	1,848	1,557	1,506	3,063	4,099		490	357	19	(37)	(771)	9,068

Interest expense, net	4	10	14	—	—	—	—		5	—	—	10	433	462
Provision for income taxes	—	—	—	516	483	999	1,709		118	—	—	—	157	2,983
Capital expenditures	47	186	233	106	364	470	436		100	89	7	28	49	1,412

a. Includes PT Freeport Indonesia's sales to PT Smelting totaling $2.3 billion for the years 2011 and 2010.

XXIX